EXHIBIT 10.8

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

EXCLUSIVE FIELD OF USE LICENSE AGREEMENT

This Agreement, and any Exhibits, Schedules, and Appendices (collectively, the “Agreement”), effective as of October 1, 2003, is entered into on September            , 2003 between Cragar Industries, Inc., a Delaware corporation having its principal place of business at 4620 East Arcadia Lane, Phoenix, Arizona 85018 (hereinafter “Licensor” or “Cragar”), and CIA Wheel Group dba The Wheel Group (defined to include any of subsidiaries, affiliates, partnerships, or other related parties), a California corporation having its principal place of business at 18400 East Gale Avenue, City of Industry, California 91748 (hereinafter “Licensee”).

WHEREAS, Licensor is the owner of the various trademark and/or service mark rights listed on the attached Schedule A (hereinafter the “Trademark Rights”);

WHEREAS, Licensor is the owner of the various patent rights listed on the attached Schedule B (hereinafter the “Patent Rights”);

WHEREAS, Licensee desires to obtain an exclusive license, in the field of use designated herein, under the Trademark Rights, the Patent Rights, and other intangible rights owned by Licensor.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions

1.1. “Patented Product” means any device or system covered by a claim of any currently issued patent contained in the Patent Rights, or any patent that issues from a currently pending patent application contained in the Patent Rights.

1.2. “Licensed Products” means the products listed on the attached Schedule C, all trade dress rights embodied therein and any Patented Product.

1.3. “Licensed Material” means the graphic representations of the following: CRAGAR, CRAGAR S/S, TRU=SPOKE, STREET PRO, SUPER TRICK, and such other related marks or wheel designs as are registered by Licensor in the authorized territories, and artwork as may be designated by Licensor.

1.4. “Licensed Field” means one-piece cast aluminum vehicle wheels, and related accessories.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

1.5. “Improvement” means any modification in the structure or design of the Licensed Products, whether patentable or unpatentable, which depends upon a Licensed Product for its use or effectiveness or which increases the effectiveness or manufacturability of a Licensed Product, including, without limitation, any modification of a part, component, or process or apparatus for the manufacture thereof.

1.6. “Intangible Rights” means (i) any and all documents in whatever form, including but not limited to writings, computer disks, computer tapes, and electronic records, containing design and technical information, engineering or production data, drawings, plans, specifications, techniques, methods, processes, trade secrets, reports, models, market research data, customer lists, and any and all other material or matter used by or in possession of Licensor and applicable to the design, manufacture, assembly, service, and sale of the Licensed Products, (ii) Licensor’s general and specific knowledge, experience, and information, not in written or printed form, applicable to the design, manufacture, assembly, service, and sale of the Licensed Products, and (iii) any other trade secret information, and proprietary information that may be applicable to the design, manufacture, assembly, service, and sale of the Licensed Products.

1.7. “Licensed Rights” means one or more of any of the Trademark Rights, the Patent Rights, and the Intangible Rights.

1.8. “Promotion Commitment,” except for 2004, means the following minimum sum(s) which Licensee agrees to spend in the following way(s): Licensee shall spend no less than [****] of Net Sales from the previous calendar year for Licensed Products sold to promote the Licensed Products through direct response Television, print media, literature, brochures and POP materials (but not to include trade shows). For 2004, Promotion Commitment shall be at least [****] including trade shows.

1.9. “Net Sales” means the total gross sales price for all Licensed Products sold by Licensee less: (1) the total gross sales price for all Licensed Products returned to Licensee, as well as (2) any sales of Licensed Products that prove to be uncollectible during the relevant time period. Also “Net Sales” will not include any sales of Licensed Products sold to related parties of the Licensee.

1.10. “Sample” means one (1) sample of each SKU of each Licensed Product, scheduled from the first production run of each supplier of each SKU of each Licensed Product provided to Cragar at Licensee’s expense including shipping.

2.	License Grant

2.1. Trademarks. Licensor grants to Licensee a worldwide exclusive license in the Licensed Field to use the Trademark Rights in connection with the marketing and sale of the Licensed Products, subject to the terms of this Agreement.

2.1.1. The parties agree that Licensee’s use of the Trademark Rights, including the goodwill arising from such use, shall inure to the benefit of Licensor, and Licensee shall have no right whatsoever to the Trademark Rights except as specifically set forth herein. Licensee agrees to not use the Trademark Rights, or any simulation or variant

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

thereof, or any mark, name, logo, design, likeness, or other representation confusingly similar to any of the marks included in the Trademark Rights, except as specifically set forth herein.

2.1.2. Licensee shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Licensor’s right, title, and interest respecting the Trademark Rights. Licensee shall not in any manner represent that it has any ownership in the Trademark Rights, and Licensee acknowledges that its use of the Trademark Rights shall not create in Licensee’s favor any right, title, or interest in or to the Trademark Rights.

2.2. Licensed Products. Licensor grants to Licensee a worldwide exclusive license in the Licensed Field to make, use, sell, import and offer for sale the Licensed Products, subject to the terms of this Agreement. In connection with this grant, Licensor grants to Licensee a worldwide exclusive license in the Licensed Field to use the Patent Rights and the Intangible Rights to manufacture the Licensed Products.

2.2.1. Licensor makes no warranty related to the validity or enforceability of any of the issued patents included in the Patent Rights.

2.2.2. Licensee may only disclose the Intangible Rights to third parties if such disclosure is necessary for Licensee to perform its obligations under this Agreement, provided, that no disclosure of the Intangible Rights shall be made by Licensee unless Licensee has obtained from the third party a signed nondisclosure agreement that affords Licensor at least the same protection as set forth in Paragraph 8 herein.

2.3. No Transfer. The rights granted under this Paragraph 2 may not be sublicensed or transferred, without the express prior written consent of Licensor.

3.	Royalties and Payment Terms

3.1. Licensee shall pay to Licensor the royalty on Net Sales of Licensed Products as specified in the attached Schedule D. Licensee’s obligation to pay royalties under this Agreement will be triggered by the invoice date or the shipping date of the Licensed Products, whichever occurs first. Royalty payments are due thirty (30) days after the end of each calendar quarter.

3.2. Licensee shall keep accurate and complete records containing all information required for the computation and verification of the payments due under Paragraph 3.1. Licensee shall keep records for a period of at least three years. On a quarterly basis and upon five days advance written notice, Licensor shall have the right to inspect such records during Licensee’s ordinary business hours to verify the accuracy of any royalty payments made under this Agreement. If an audit by Licensor uncovers a deficiency in any royalty payment Licensee must immediately remit the amount due, including a ten percent (10.0%) per annum finance charge, compounded every thirty (30) days.

3.3. Any past due royalty payments will carry an interest rate of one percent (1.0%) per month commencing on the due date and compounding every thirty (30) days thereafter.

3.4. Except for calendar year 2004, within thirty (30) days after the end of each calendar quarter, Licensee will have paid to Licensor at least the following cumulative royalty payment amounts:

First Quarter: 20% of the total minimum annual royalty for that year.

Second Quarter: 40% of the total minimum annual royalty for that year.

Third Quarter: 60% of the total minimum annual royalty for that year.

Fourth Quarter: 100% of the total minimum annual royalty for that year.

If any of the above cumulative royalty payment amounts is not met by Licensee, or if Licensee is late for any quarterly royalty payment, Licensee will be deemed to have defaulted. Upon written notice of such default, Licensee shall have ninety (90) days to cure such default; otherwise Licensor may immediately terminate this Agreement.

4.	Quality Control

4.1. Licensee shall use the Trademark Rights in connection with the Licensed Products only upon employing quality standards that meet or exceed the standards recognized by the industry as acceptable for such products. Should the SEMA Wheel Industry Council provide standards, these standards shall be used as the standards recognized by the industry for this Agreement.

4.2. As early as possible, and in any case before commercial production of any Licensed Product, Licensee shall submit to Cragar for Cragar’s review and written approval one copy of all concepts, and all preliminary and proposed final artwork which are to appear on or in any and all SKU’s of the Licensed Products and, if normally available or requested by Cragar at Cragar’s expense, one preproduction prototype of the first usage of each instance of Licensed Material. Cragar shall endeavor to respond to such requests within five business days of the date of receipt. Licensee acknowledges that Cragar may not approve concepts or artwork submitted near the end of the Term. Any pre-production approval Cragar may give will not constitute or imply a representation or belief by Cragar that such materials comply with any applicable Laws. In general, approval shall not be unreasonably withheld.

4.3. Approval or disapproval shall lie solely in Cragar’s discretion, but may not be unreasonably withheld and shall be completed within five business of the date of receipt. Any SKU of any Licensed Product not so approved in writing shall be deemed unlicensed and shall not be manufactured or sold. If any unapproved SKU of any Licensed Product is being sold, Cragar may, together with other remedies available to Cragar, including but not limited to, immediate termination of this Agreement, by written notice require such SKU of such Licensed Product to be immediately withdrawn from the market.

4.4. [Intentionally Left Blank]

4.5. Licensee agrees to make available at the Licensee’s most recent cost such additional Samples of any or all SKU’s of each Licensed Product as Cragar may from time to time reasonably request. Cragar may at its own expense, once per year and upon reasonable notice inspect Licensee’s manufacturing operations and testing records (and those of Licensee’s Manufacturers) for the Licensed Products. The inspector designated by Licensor must be acceptable to the Licensee, with acceptance not unreasonably withheld.

4.6. Licensee acknowledges that Cragar may disapprove any SKU of a Licensed Product or a production run of any SKU of a Licensed Product because the quality is unacceptable to Cragar, although such approval shall not be unreasonably withheld and the quality standards shall meet the standards recognized by the industry as acceptable for such products. Should the SEMA Wheel Industry Council provide standards, these standards shall be used as the standards recognized by the industry for this Agreement. Licensor shall provide to Licensee the reasons for the disapproval in writing and Licensee shall have the right to provide support to the contrary within thirty (30) days, or to correct any Licensed Products with unacceptable quality within ninety (90) days.

4.7. No modification of an approved production Sample shall be made without Cragar’s further prior written approval, which shall not be unreasonably withheld. All SKU’S of Licensed Products being sold must conform in all respects to the approved production Sample. It is understood that if in Cragar’s reasonable judgment the quality of any SKU of a Licensed Product originally approved has deteriorated in later production runs, or if the SKU has otherwise been altered, Cragar may, in addition to other remedies available to Cragar, by written notice require such SKU of the Licensed Product to be immediately withdrawn from the market.

4.8. Cragar shall have the right, by written notice to Licensee, to require modification of any SKU of any Licensed Product approved by Cragar, if in Cragar’s reasonable judgment said SKU create safety or other issues that Cragar believes may adversely affect the reputation of Cragar or the goodwill of Cragar associated with the Trademarks.

4.9. If Cragar notifies Licensee of a required modification under Subparagraphs 4.6 and 4.7 with respect to any SKU of a particular Licensed Product, such notification shall advise Licensee of the nature of the changes required, and Licensee shall not accept any order for any such SKU until the subject SKU has been resubmitted to Cragar with such changes and Licensee has received Cragar’s written approval of the SKU as modified. However, Licensee may continue to distribute Licensee’s inventory of the previously approved Licensed Products until such inventory is exhausted unless, as may be reasonably determined by Cragar, the requested modification addresses a defect in the Licensed Products which may adversely affect the reputation of Licensor or the goodwill of Licensor associated with the Trademarks, then Licensee shall not, upon notice from Licensor, distribute any Licensed Products remaining in such inventory.

4.10. Licensee agrees to give Cragar written notice of the first ship date for each Licensed Product.

4.11. [Intentionally Left Blank]

4.12. Licensee agrees that Licensor has the right to control the quality of all Licensed Products manufactured, sold, and marketed by Licensee under the Trademark Rights. The quality standards shall meet the standards recognized by the industry as acceptable for such products. Should the SEMA Wheel Industry Council provide standards, these standards shall be used as the standards recognized by the industry for this Agreement. If Licensor determines, in Licensor’s sole reasonable discretion, that the quality of the Licensed Products fail to meet the quality control standards set forth herein, then such failure shall constitute a material breach of this Agreement, permitting Licensor to terminate this Agreement upon ninety (90) days’ written notice to Licensee, unless such breach is cured.

4.13. Licensee shall permit Licensor or Licensor’s appointed agent to inspect and to monitor Licensee’s use of the Trademark Rights including, without limitation, (a) allowing Licensor or Licensor’s appointed agent, at reasonable times, to review Licensee’s advertisements and other materials using the Trademark Rights, and (b) with reasonable advance notice, to enter the premises of Licensee, or any premises under the control of Licensee, where any Licensed Product is manufactured or sold, to inspect the Licensed Products and the manner in which the Licensed Products are marketed. The cost of such inspections shall by the responsibility of Licensor and the agent designated by the Licensor must be acceptable to the Licensee. The Licensee shall not unreasonably withhold acceptance of the designated agent. Prior to use, Licensee shall also provide, upon request of Licensor, representative samples of the Licensed Products and any advertising therefore.

4.14. Licensee agrees not to use the Trademark Rights in connection with any Licensed Products where the character, appearance, quality, or suitability thereof is disapproved by Licensor. The Licensed Products sold and manufactured under the Trademark Rights shall be in compliance with all applicable national, state, and local laws and regulations governing the Licensed Products.

4.15. Leveraging of the Trademark Rights

4.15.1. Subject to approval of Licensor and subject to the quality control standards set forth herein, Licensee may utilize the Trademark Rights in conjunction with any marks owned or created by Licensee, but only to the extent that such use of the Trademark Rights is reasonably intended to promote the Licensed Products, and only to the extent that such use does not dilute any of the Trademark Rights.

4.15.2. Subject to approval of Licensor and subject to the quality control standards set forth herein, Licensee shall use the word mark CRAGAR to create new trademark or service mark designs on behalf of Licensor (hereinafter “New Marks”). Such New Marks are only to be used in connection with the sales, promotion, or marketing of the Licensed Products and such New Marks must be distinctive over all other New Marks that are created by additional Licensees of Licensor under similar terms. The parties agree that Licensee’s use of such New Marks, including the goodwill arising from such use, shall inure to the benefit of Licensor, and Licensee shall have no right whatsoever to the New Marks except as specifically set forth herein. Licensee agrees to not use the New Marks, or any simulation or variant thereof, or any mark, name, logo, design, likeness, or other representation confusingly similar to any of the New Marks, except as specifically set forth herein.

4.15.3. Licensee agrees to use the New Marks whenever the Cragar name or logo is used.

4.15.4. Licensee’s right to use the Trademark Rights, any marks derived from or including any of the Trademark Rights, and any New Marks, as contemplated by this Paragraph 4.15, shall immediately cease upon termination of this Agreement for any reason.

4.16. Licensee shall advise Cragar in writing of all trade names or trademarks Licensee wishes to use on Licensed Products being sold under this license. Licensee may sell the Licensed Products only under mutually agreed upon trade names or trademarks.

4.17. Licensee agrees to carry out the Promotion Commitment as defined above. Licensor agrees to allow Licensee to place a link to Licensee’s web site on the home page of the main Cragar web site (www.Cragar.com). Licensee agrees to place a link to the main Cragar web site (www.Cragar.com) on the home page of the Licensee’s web site.

5. Markings

5.1. Before use, all containers, packaging, display material, promotional material, web sites, catalogs, and all advertising, including but not limited to, television advertising and press releases, for Licensed Products must be submitted to Cragar and Cragar shall provide written disapproval within twenty-four (24) hours of receipt of material. If Cragar provides no written response within twenty-four hours of receipt of material, this shall be deemed as approval. To avoid unnecessary expense if changes are required, Cragar’s approval thereof should be procured when such is still in rough or storyboard format and with respect to television shall be procured off of the show’s script. Approval or disapproval shall lie in Cragar’s sole discretion with respect to the use of the Licensed Materials and Trademarks, and the use of unapproved containers, packaging, display material, promotional material, catalogs or advertising is prohibited. Cragar’s approval of any containers, packaging, display material, promotional material, catalogs or advertising under this Agreement will not constitute or imply a representation or belief by Cragar that such materials comply with any applicable Laws. Whenever Licensee prepares catalog sheets or other printed matter containing illustrations of Licensed Products, Licensee will furnish to Cragar two (2) copies thereof when they are published.

5.2. Cragar has designed a brand name logo(s) to be used by all licensees in connection with the packaging of all merchandise using the Licensed Material. Cragar will supply Licensee with reproduction artwork thereof, and Licensee agrees to use such artwork and/or logo(s) on the packaging of the Licensed Products, which Licensee will have printed at Licensee’s cost in a reasonable size on the front (primary) panel of the product packaging of all products utilizing or incorporating the Cragar Trademarks, Licensed Material, and Licensed Products.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

5.3. Licensee shall place the trademark registration symbol “®” immediately following each use of a federally registered trademark included in the Trademark Rights. Licensee shall place the trademark symbol “TM” immediately following each use of a non-federally-registered trademark included in the Trademark Rights.

5.4. Licensee shall mark each Licensed Product it manufactures with any government-mandated, statutory, or other regulatory markings that may be required. Licensee shall be fully responsible for, and agrees to indemnify Licensor for, any and all product liability and product warranty claims (and any associated costs and damages) caused by Licensee’s failure to properly mark the Licensed Products.

5.5. Licensee’s name, trade name (or Licensee’s trademark which Licensee has advised Cragar in writing that Licensee is using) and Licensee’s address (at least city and state) will appear on permanently affixed labeling on each Licensed Product or, if the Licensed Product is sold to the public in packaging or a container, printed on such packaging or a container so that the public can identify the supplier of the Licensed Product.

5.6. To preserve Licensor’s identification with the Licensed Material and to avoid confusion of the public, Licensee agrees, except in the normal course of business and as specified below, not to associate other properties, whether the Licensee’s licensed properties or not, with the Licensed Material or the Trademarks either on the Licensed Products or in their packaging, advertising, promotional or display materials, without Licensor’s written permission, which will not be unreasonably withheld. Notwithstanding the above, Licensor acknowledges that certain trade advertising, promotion, and display material, such as catalogs, price sheets, point-of-sale merchandise will, in the normal course of business, include the Licensee’s other properties.

6. Improvements

6.1. If Licensee develops an Improvement, Licensee shall immediately disclose such Improvements to Licensor prior to incorporation or implementation of such Improvement into any Licensed Product. Licensee shall obtain written approval from Licensor, which shall not be unreasonably denied by Licensor, before any such Improvement is incorporated or implemented into any Licensed Product.

6.2. Upon termination of this Agreement, Licensee shall grant to Licensor a non-exclusive and royalty-free license to make, use, sell, offer for sale, and import products that embody or utilize any Improvement developed by Licensee. [****] For purposes of this paragraph, and for termination other than as the result of reasons specified in Paragraphs 10.5.4 and 10.5.5, the definition Improvement shall not include any Licensed Products [****] by Licensee during the term of this Agreement. Improvement shall not include Licensed Products of style numbers 71, 170, 171 and 172 (from the 2003 Wheel Group catalog).

6.3. Licensor shall retain all rights in and to any Improvement developed or acquired by Licensee. Licensor agrees to grant to Licensee licenses of the scope specified in Paragraph 1.5 herein for any Improvements developed by Licensee, and the terms of this Agreement shall also apply to such Improvements. No additional royalty shall be due for such additional licenses for such Improvements. Licensee agrees to cooperate with Licensor, without further consideration, during the preparation and prosecution of any patent applications filed in

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

connection with Improvements developed by Licensee. [****] For purposes of this paragraph and for termination other than as the result of reasons specified in Paragraphs 10.5.4 and 10.5.5, the definition Improvement shall not include Licensed Products [****] by Licensee during the term of this Agreement. Improvement shall not include Licensed Products of style numbers 71, 170, 171 and 172 (from the 2003 Wheel Group catalog).

7.	Best Efforts

7.1.    Licensee shall use its best efforts to promote the sale of the Licensed Products, including making commercially reasonable advertising and marketing expenditures, prospecting and contacting customers and potential customers of the Licensed Products, and striving to achieve a cost-efficient manufacturing process while maintaining a high quality of Licensed Products.

7.2.    Licensor may request Licensee to prepare a written quarterly summary of promotional, marketing, and sales activity related to the Licensed Products.

7.3.     [Intentionally Left Blank]

7.4.    If, for any reason, Licensee ceases to actively market and promote the Licensed Products for any continuous ninety (90) day period, Licensee shall promptly notify Licensor and Licensor shall have the right to immediately terminate this Agreement.

7.5.    Licensed Products used as premiums or promotions (including but not limited to those in purchase-with-purchase promotions), give-a ways, fund-raisers, or entries in sweepstakes, or through unapproved direct marketing methods, or to customers for inclusion in another product shall be assigned a value equal to the average sales price over the previous three months of the Licensed Products. The assignment of value shall be used to calculate royalties owed to Cragar.

7.6.    Licensee will obtain all approvals necessary in connection with print, radio or television advertising, if any, which Cragar may authorize. Such authorization shall be provided within 24 hours of receipt. Licensee represents and warrants that all advertising and promotional materials shall comply with all applicable Laws. Cragar’s approval of copy or storyboards for such advertising will not constitute or imply a representation or belief by Cragar that such copy or storyboards comply with any applicable Laws.

8.	Confidentiality

8.1.    During the term of this Agreement, one party (the “Disclosing Party”) may disclose to another party (the “Receiving Party”) confidential information, proprietary information, trade secret information, marketing data, and the like (hereinafter “Confidential Information”). The Receiving Party shall not use or disclose any Confidential Information, except for the purpose of complying with its obligations under this Agreement.

8.2.    The Receiving Party agrees to keep all Confidential Information strictly confidential, subject to the limited disclosure to a selected number of employees as may be reasonably necessary to enable the Receiving Party to comply with its obligations under this Agreement.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

8.3.    Upon termination of this Agreement, the Receiving Party shall return (or destroy if requested by the Disclosing Party) all Confidential Information in its possession. Notwithstanding the foregoing, the confidentiality provisions set forth herein shall survive any termination of this Agreement for a period of twenty-four (24) months.

9.	Infringement

9.1.    If either party discovers an infringing use of any of the Licensed Rights by any third party, the discovering party shall promptly notify the other party. If, in the sole opinion of the Licensee, an infringement by a third party will adversely affect Licensee’s ability to sell Licensed Products, then Licensee will give written notification to Licensor that Licensor must initiate a reasonable action and use it’s best efforts to end such third party infringement. Licensee shall provide all reasonable assistance to Licensor in connection with such action. If Licensor elects to not institute such an action, then Licensee with cause may terminate this Agreement with sixty (60) day written notice to Licensor.

9.2.    Any lawsuit or action initiated pursuant to Paragraph 9.1 shall be prosecuted at the sole expense of the party bringing suit and all sums recovered shall be divided equally between the parties after deduction of all reasonable expenses and attorney fees.

9.3    Upon execution of this Agreement, Licensor agrees to immediately notify Performance Wheel Outlet (including any of subsidiaries, affiliates, partnerships, or other related parties) that any and all agreements between Licensor and Performance Wheel Outlet are hereby immediately terminated. This termination shall include the elimination or assignment of the websites CRAGARPERFORMANCE.COM and CRAGARWHEELS.COM. Licensor agrees to provide to Licensee a copy of the notice of termination and any other correspondence related to the termination, including the acknowledgement of termination. If infringement occurs after termination of the agreements with Performance Wheel Outlet, then the provisions of Paragraph 9.1 herein shall apply.

10.	Term and Termination

10.1.    This Agreement shall have a term of five (5) years from January 1, 2004, with perpetual renewal rights. Any renewal of this Agreement shall have a term of three (3) years.

10.2.    At least one hundred eighty (180) days prior to the termination date of the original Agreement or any subsequently renewed Agreement, Licensee shall provide written notice to Licensor of Licensee’s intent to terminate or renew the current Agreement.

10.3.    If Licensee fails to comply with any of the material terms of this Agreement, then Licensee will be deemed to have defaulted. Upon written notice of such default, unless otherwise specified herein, Licensee shall have ninety (90) days to cure such default; otherwise Licensor may immediately terminate this Agreement.

10.4.    [Intentionally Left Blank]

10.5. Cragar shall have the right at any time to terminate this Agreement immediately by giving Licensee written notice thereof:

10.5.1. If Licensee delivers to any customer without Cragar’s written authorization merchandise containing representations of Licensed Material or other material the copyright or other proprietary rights to which are owned or licensed by Cragar other than Licensed Products listed herein and approved in accordance with the provisions hereof;

10.5.2. If a breach occurs which is of the same nature, and which violates the same provision of this Agreement, as a breach of which Cragar has previously given Licensee written notice;

10.5.3. If Licensee breaches any material term of any other license agreement between the parties, and Cragar terminates such agreement for cause;

10.5.4. If Licensee shall make any assignment for the benefit of creditors, or file a petition in bankruptcy, or is adjudged bankrupt, or becomes insolvent, or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term; and/or

10.5.5. If Licensee is not permitted or is unable to operate Licensee’s business in the usual manner, or is not permitted or is unable to provide Cragar with assurance satisfactory to Cragar that Licensee will so operate Licensee’s business, as debtor in possession or its equivalent, or is not permitted, or is unable to otherwise meet Licensee’s obligations under this Agreement or to provide Cragar with assurance satisfactory to Cragar that Licensee will meet such obligations.

10.6. If this Agreement is terminated for any reason, Licensee shall not be relieved of any duties or obligations owing as of the date of termination, including without limitation, accounting for any outstanding royalties, responsibility for product warranties and product liability for any Licensed Products, and the duty to maintain confidentiality in accordance with Paragraph 8 herein. Any royalty payments due upon termination of this Agreement must be paid by Licensee within sixty (60) days of the termination date.

10.7. Upon termination of this Agreement for any reason, Licensee shall immediately cease and desist from any use whatsoever of the Licensed Rights. Licensee, its primary lender or another party responsible liquidating the Licensee’s inventory may, however, liquidate all remaining inventory in its possession at time of termination, provided that (i) Licensor shall be given the right of first refusal to purchase any or all of the inventory upon the same terms as Licensee offers to third parties, (ii) royalties shall be payable to Licensor on all liquidated inventory. Further, upon termination of this Agreement for any reason, Licensee shall immediately transfer to Licensor or destroy, at Licensor’s election, any and all documents and things bearing any mark included within the Trademark Rights.

11. Arbitration

Any controversy or claim arising out of or relating to this Agreement, or its breach, shall be settled by non-binding arbitration in accordance with the rules of the American Arbitration Association with all proceedings conducted in Phoenix, Arizona.

12. Miscellaneous Terms

12.1. Licensor may not assign its rights under this Agreement to any third party, without prior written consent of Licensee. Should Licensee reasonably disapprove of the third party and provide written support for Licensee’s reasons for the disapproval, Licensee shall have the right to terminate this Agreement. Licensor shall have the right to bind Licensee to the terms of this contract for a period of up to one hundred eighty (180) days from the date of receipt of such disapproval.

12.2. If Cragar wishes to purchase Licensed Products, Licensee agrees to sell such Licensed Products to Cragar, Licensor’s dealers, and any of Cragar’s employees at its lowest quoted wholesale price notwithstanding quantities purchased.

12.3. Licensee agrees to indemnify and hold Licensor and its officers, directors, representatives, agents, and employees harmless from and against any and all liability, damage, loss, or expense, which the Licensor may sustain or incur in any action brought or claim made by any person, organization, or governmental entity or agency (including Licensee), irrespective of the legal theory on which such action or claim may be based, to the extent such liability relates to this Agreement.

12.4. EXCEPT AS EXPRESSLY SET FORTH HEREIN, LICENSOR, AND ANY RELATED ENTITIES INCLUDING LICENSOR’S DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ISSUED OR PENDING PATENT CLAIMS, IN THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OF THE LICENSES GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT OR TRADEMARK RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

12.5. Subject to Paragraph 2.3 herein, this Agreement shall be binding upon the successors, assigns, and legal representatives of the parties.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

12.6. Any payment, notice, or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given upon actual receipt if hand-delivered or by telecopy, or three days after the date of mailing if sent by certified or registered mail, postage prepaid, addressed to such party at its address set forth above or to any other address as it shall designate by written notice to the other party.

12.7. The parties agree that if any part, term, or provision of this Agreement is found to be illegal, invalid, or unenforceable, the validity of the remaining provisions shall not be affected thereby.

12.8. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of Arizona, without regard to its conflict of laws rules.

12.9. The failure of any party to exercise any right, power, or remedy hereunder shall not constitute a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

12.10. This Agreement constitutes the entire understanding between the parties as to the subject matter hereof. No amendments to this Agreement shall be effective unless in writing and signed by the parties.

12.11. Licensor represents and warrants to Licensee that Licensor has good and marketable title to and owns or exclusively holds all rights to use, free and clear of all liens, claims, restrictions and infringements, other than those disclosed to Licensee, the License Rights. To the best of the Licensor’s knowledge there is no current infringement or other adverse claim pending against any of the Licensed Rights. Licensor has received no notice or has any knowledge that Licensor is currently infringing upon the right or claim right of any person under or with respect to any of the Licensed Rights.

12.12. Should Licensor’s agreements with Weld Racing, Unique Wheels, or any other existing or future automotive wheel agreements be terminated (“Other Wheel Agreements”), then Licensee shall have the Right of First Refusal to add any or all of the Licensed Products specified in those Other Wheel Agreements to the Licensed Products specified under this Agreement. Such additions shall be subject to the same terms, royalty provisions and other provisions as described in the Other Wheel Agreements, except for [****]. Should the Licensee and Licensor not be able to mutually agree upon [****], Licensor shall have the right to enter into an Exclusive Field of Use Licensing Agreement for the additional Licensed Products with a third party that is not the Licensee.

SIGNATURE PAGE

LICENSOR:	CRAGAR INDUSTRIES, INC., a Delaware corporation

By:

Name:
Title:

LICENSEE:	CIA WHEEL GROUP dba The Wheel Group, a California corporation

By:

Name:
Title:

SCHEDULE A – LICENSOR’S TRADEMARK RIGHTS

This Schedule A accompanies the Exclusive Field of Use License Agreement, effective October 1, 2003, between Cragar Industries, Inc. (“Licensor”) and CIA WHEEL GROUP dba The Wheel Group (“Licensee”). The parties agree that this Schedule A may not be amended unless such amendment is in writing and is signed by both parties.

A LIST ALL APPLICABLE STATE, FEDERAL, AND FOREIGN REGISTERED TRADEMARKS AND SERVICE MARKS, INCLUDING THE REGISTRATION NUMBERS AND APPROPRIATE EXHIBITS SHOWING DESIGN MARKS ARE ATTACHED.

TRADEMARK NUMBER	TRADEMARK DESCRIPTION

1478604 819800 964061 1022020 70444 1031812 1914785 1446281 2114432 1010106 252027 354546 1870609 297264 297263 295028 A233367 A299886 161878 DMS 16273—000532903 Not Federally Registered

Trademark—Cragar America’s Choice & design

Trademark—Cragar

Trademark—Super Trick

Trademark—Tru-Spoke

Trademark—S/S (State of California)

Trademark—S/S

Trademark—STREET PRO

Trademark—Star Wire

Trademark—Cragar Lite

Trademark—S/S CRAGAR * Design

Trademark—CRAGAR in Class 19 Mexican

Trademark—CRAGAR Mexican

Trademark—CRAGAR Japanese

Trademark—S/S CRAGAR Taiwanese

Trademark—CRAGAR Taiwanese

Trademark—CRAGAR Taiwanese

Trademark—CRAGAR Australia

Trademark—CRAGAR Australia

Trademark—CRAGAR Canadian

Trademark—CRAGAR European Commercial

Trademark – The Wheel People

SCHEDULE B – LICENSOR’S PATENT RIGHTS

This Schedule B accompanies the Exclusive Field of Use License Agreement, effective October 1, 2003, between Cragar Industries, Inc. (“Licensor”) and CIA WHEEL GROUP dba The Wheel Group (“Licensee”). The parties agree that this Schedule B may not be amended unless such amendment is in writing and is signed by both parties.

NONE.

SCHEDULE C – LICENSED PRODUCTS

This Schedule C accompanies the Exclusive Field of Use License Agreement, effective October 1, 2003, between Cragar Industries, Inc. (“Licensor”) and CIA WHEEL GROUP dba The Wheel Group (“Licensee”). The parties agree that this Schedule C may not be amended unless such amendment is in writing and is signed by both parties.

The Licensed Products for the License Agreement shall be as follows:

1.	Any one-piece cast aluminum vehicle wheel, and related accessories whether or not marketed, distributed or sold under any of the Trademark Rights;

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

SCHEDULE D – ROYALTY PAYMENTS

This Schedule D accompanies the Exclusive Field of Use License Agreement, effective October 1, 2003, between Cragar Industries, Inc. (“Licensor”) and CIA WHEEL GROUP dba The Wheel Group (“Licensee”). The parties agree that this Schedule D may not be amended unless such amendment is in writing and is signed by both parties.

1. Except as specified in Schedule D, paragraph 8, Licensee shall pay to Licensor a royalty of [****] of the “Net Sales” for all Licensed Products.

2. Licensee shall not pay any minimum royalty to Licensor for the year 2004. However, upon execution of this contract, Licensee shall pay to Licensor a good faith deposit of [****] to be applied to future royalties as they may accrue.

3. Licensee agrees to pay Licensor a minimum royalty of [****] for the year 2005.

4. Licensee agrees to pay Licensor a minimum royalty of [****] for the year 2006.

5. Licensee agrees to pay Licensor a minimum royalty of [****] per year for each of the years 2007 [****].

6. For all [****] of the first renewal period of this Agreement commencing in [****], the annual minimum royalty level shall be set equal to the greater of: a) [****] of the earned royalties during [****], or b) [****] greater than the minimum royalty for [****].

7. For all [****] following the first renewal period of this Agreement, the annual minimum royalty level shall be set equal to the greater of: a) [****] of the earned royalties during the final calendar year of the previous renewal period, or b) [****] greater than the minimum royalty for the previous renewal period.

8. Licensee shall pay to Licensor a royalty of [****] of the “Net Sales” for all Licensed Products of style numbers 71, 170, 171 and 172 (from the 2003 Wheel Group catalog).